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Solitron Devices, Inc.
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FOR IMMEDIATE RELEASE:

SOLITRON DEVICES, INC. ANNOUNCES ITS INTENTION TO CONTINUE TO SEEK OUT APPROPRIATE ACQUISITION/MERGER CANDIDATES AND TO FORM A STOCKHOLDER ADVISORY COMMITTEE

WEST PALM BEACH, FL, JULY 27, 2015 – Solitron Devices, Inc.  (OTCQB: “SODI”) announced today that it continues to seek appropriate acquisition/merger candidates and it intends to form a Stockholder Advisory Committee.

The reason for continuing to seek out potential acquisition/merger candidates is the Board of Directors would like to explore all possibilities as it considers ways to maximize the utilization of the substantial net operating losses (NOLs) that Solitron has remaining on its books.  The NOL carry-forward figure as of May 31, 2015 was $11.7 million expiring through February 2029.

The Board of Directors has determined to form, subsequent to its 2015 annual meeting of stockholders to be held on August 4, 2015, a Stockholder Advisory Committee comprised of representatives of each stockholder owning 100,000 shares or more of Solitron common stock.  It is anticipated that this Stockholder Advisory Committee will meet periodically and report directly to the Board of Directors regarding specific ways to enhance stockholder value.

“Our board is committed to further maximizing stockholder value on a going forward basis” stated Shevach Saraf, Solitron’s Chairman and Chief Executive Officer.  He continued, “Our primary goal is to put the acrimony, distraction and expense associated with this proxy fight behind us; trying to navigate lose/lose scenarios is not enjoyable or productive.  We believe we have demonstrated our commitment to maximizing stockholder value through the dividends we paid in 2014 and 2015 and the stock repurchase program we recently announced.  We also believe our three- and five-year total stockholder return percentages through July 16, 2015 of 54.5% and 115.9%, respectively, further illustrates the enhancement to stockholder value over time.  Our three- and five-year total stockholder returns outperformed our peer group (as selected by Institutional Shareholder Services) by 40.9% and 63.7%, respectively."  Mr. Saraf concluded, "Once our Annual Meeting is behind us we will move ahead working collaboratively with all of our large stockholders.”

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures and markets solid-state semiconductor components and related devices primarily for the military and aerospace markets.  The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), field effect transistors and other related products.  Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government.  Other products, such as Joint Army/Navy transistors, diodes and Standard Military Drawings voltage regulators, are sold as standard or catalog items.  The Company was incorporated under the laws of the State of New York in March 1959, and reincorporated under the laws of the State of Delaware in August 1987.

Solitron’s website can be visited at:  www.solitrondevices.com

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding continuing to seek out appropriate acquisition/merger candidates and the formation of a Stockholder Advisory Committee.  Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) the Company's ability to identify suitable acquisition/merger candidates and consummate an acquisition/merger on favorable terms; (2) the Company's ability to identify suitable representatives and the willingness of those representatives to serve on the Stockholder Advisory Committee; and (3) other factors contained in the Company’s Securities and Exchange Commission filings, including its Form 10-K, 10-Q and 8-K reports.

Additional Information and Where to Find it

Solitron has filed a definitive proxy statement and accompanying WHITE proxy card with the U.S. Securities and Exchange Commission (the "SEC") with respect to the 2015 Annual Meeting of Stockholders. SOLITRON STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS), THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Solitron, its directors, executive officer, and other employees may be deemed to be participants in the solicitation of proxies from Solitron stockholders in connection with the matters to be considered at Solitron's 2015 Annual Meeting of Stockholders. Information about Solitron's directors and executive officer is available in Solitron's definitive proxy statement for its 2015 Annual Meeting of Stockholders. To the extent holdings of Solitron's securities by such directors or executive officer have changed since the amounts set forth in Solitron's definitive proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Solitron with the SEC free of charge at the SEC's website at www.sec.gov. Copies will also be available free of charge at Solitron's website at www.solitrondevices.com.

Solitron Devices, Inc.

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